 Exhibit 10.2

December 31, 2015

Mr. Kulendiran Purushothaman

Dear Indran,

On behalf of Relmada Therapeutics, Inc: (the "Company"), I am pleased to offer you the designation of Principal Financial Officer for the Company. Your position will remain as Vice President of Finance. Speaking for myself, as well as the other members of the management team, we are all impressed with your credentials and look forward to your future success in this position. Your annual base salary shall be $180,000, which will be paid in accordance with the Company’s regular payroll practices. Subject to your satisfactory performance, effective July 1, 2016, your annual base salary shall be increased to $200,000 and your target bonus increased to 25% of your base salary. Except as set forth above, your Offer Letter with the Company dated January 21, 2015 shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first written above.

RELMADA THERAPEUTICS, INC.	KULENDIRAN PURUSHOTHAMAN

By:	/s/ Sergio Traversa	/s/ Kulendiran Purushothaman
Sergio Traversa, CEO